EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 033-52877, 033-127055, 333-174637, and 333-258555) of our report dated June 25, 2025, with respect to the financial statements and supplemental schedule of ArcBest 401(k) & DC Retirement Plan included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/Forvis Mazars, LLP

West Des Moines, Iowa

June 25, 2025